                                                                   EXHIBIT 99.02



                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                        (in thousands, except par value)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                      (unaudited)
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..........................  $    6,496     $  2,371
 Accounts receivable, net...........................     317,344      187,251
 Inventories........................................      20,635       17,843
 Costs and estimated earnings in excess of billings
  on uncompleted contracts..........................      50,299       26,533
 Prepaid expenses and other current assets..........       8,167        6,134
 Deferred tax assets................................       9,750        7,579
 Refundable income taxes............................          --        3,341
                                                      ----------     --------
  Total current assets..............................     412,691      251,052
PROPERTY AND EQUIPMENT, net.........................      55,913       40,795
GOODWILL, net.......................................     518,003      398,714
DEFERRED DEBT ISSUE COSTS...........................      13,568        9,260
OTHER LONG-TERM ASSETS..............................       1,744        1,260
                                                      ----------     --------
  Total assets......................................  $1,001,919     $701,081
                                                      ==========     ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings and current maturities of
  long-term debt....................................  $    1,408     $ 12,959
 Accounts payable and accrued expenses..............     163,425       99,205
 Due to related parties.............................       5,432       14,961
 Billings in excess of costs and estimated earnings
  on uncompleted contracts..........................      47,997       27,830
 Deferred service contract revenue..................       5,022        4,429
 Income taxes payable...............................       8,844        2,028
 Other current liabilities..........................       2,746        3,199
                                                      ----------     --------
  Total current liabilities.........................     234,874      164,611
REVOLVING CREDIT FACILITY...........................     218,500      195,000
SENIOR SUBORDINATED NOTES...........................     130,000           --
JUNIOR SUBORDINATED NOTES...........................       4,150       16,000
DEFERRED TAX LIABILITIES............................       1,486          733
OTHER LONG-TERM LIABILITIES.........................       3,084        8,808
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Preferred stock, $0.001 par value; 50,000 shares
  authorized; none issued and outstanding...........          --           --
 Common stock, $0.001 par value; 100,000 shares
  authorized; 38,344 and 33,154 shares issued and
  outstanding, respectively.........................          38           33
 Additional paid-in capital.........................     382,949      322,478
 Retained earnings (deficit)........................      26,838       (6,582)
                                                      ----------     --------
  Total shareholders' equity........................     409,825      315,929
                                                      ----------     --------
  Total liabilities and shareholders' equity........  $1,001,919     $701,081
                                                      ==========     ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)
                                  (unaudited)

                                       Three months
                                      ended September     Nine months ended
                                            30,             September 30,
                                     ------------------  --------------------
                                       1999      1998       1999       1998
                                     --------  --------  ----------  --------
REVENUES............................ $436,852  $211,667  $1,121,471  $477,944
COST OF SERVICES....................  346,456   161,681     890,287   364,225
                                     --------  --------  ----------  --------
  Gross profit......................   90,396    49,986     231,184   113,719
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...........................   53,440    32,107     142,829    77,814
AMORTIZATION OF GOODWILL............    3,311     1,582       9,234     3,586
                                     --------  --------  ----------  --------
  Income from operations............   33,645    16,297      79,121    32,319
OTHER INCOME (EXPENSE):
  Interest expense..................   (8,139)   (1,699)    (20,777)   (3,013)
  Interest income...................      140        99         314       328
  Other.............................      190       197         529       346
                                     --------  --------  ----------  --------
  Income before income tax
   provision........................   25,836    14,894      59,187    29,980
INCOME TAX PROVISION................   11,016     6,525      25,767    13,243
                                     --------  --------  ----------  --------
NET INCOME.......................... $ 14,820  $  8,369  $   33,420  $ 16,737
                                     ========  ========  ==========  ========
BASIC EARNINGS PER SHARE:
  EARNINGS PER SHARE................ $   0.39  $   0.30  $     0.91  $   0.66
                                     ========  ========  ==========  ========
  WEIGHTED AVERAGE SHARES
   OUTSTANDING......................   38,116    27,649      36,646    25,361
                                     ========  ========  ==========  ========
DILUTED EARNINGS PER SHARE:
  EARNINGS PER SHARE................ $   0.39  $   0.30  $     0.90  $   0.65
                                     ========  ========  ==========  ========
  WEIGHTED AVERAGE SHARES
   OUTSTANDING......................   38,435    28,157      36,980    25,781
                                     ========  ========  ==========  ========


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (in thousands)
                                  (unaudited)

                                                            Nine months ended
                                                              September 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................ $ 33,420  $ 16,737
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization............................   19,837     8,653
  Other....................................................      (58)     (684)
  Changes in operating assets and liabilities, net of
   effect of acquisitions accounted for as purchases:
  (Increase) decrease in--
   Accounts receivable.....................................  (54,644)  (17,958)
   Inventories.............................................     (113)     (181)
   Costs and estimated earnings in excess of billings on
    uncompleted contracts..................................   (1,835)  (10,605)
   Prepaid expenses and other current assets...............   (1,055)   (2,699)
   Refundable income taxes.................................    3,341     1,051
   Other long-term assets..................................    2,435     2,072
  Increase (decrease) in--
   Accounts payable and accrued expenses...................   20,614     2,801
   Due to related parties..................................     (214)   (5,385)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................    7,493     6,332
   Deferred service contract revenue.......................     (499)      188
   Income taxes payable....................................    7,341     7,771
   Other current liabilities...............................     (718)      494
   Other long-term liabilities.............................     (457)     (214)
                                                            --------  --------
    Net cash provided by operating activities..............   34,888     8,373
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash paid for acquisitions, net of cash acquired of $5,417
  and $8,610...............................................  (98,689) (111,095)
 Deferred acquisition costs................................   (2,200)   (1,197)
 Purchase of property and equipment........................  (13,673)   (6,602)
 Proceeds from sale of property and equipment..............      733       200
                                                            --------  --------
    Net cash used in investing activities.................. (113,829) (118,694)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from senior subordinated debt offering, net of
  offering costs...........................................  118,984        --
 Proceeds from other long-term debt........................  202,590   142,100
 Payments of long-term debt................................ (236,898)  (55,271)
 Deferred financing costs on other long-term debt..........   (1,868)       --
 Exercise of stock options.................................      258        --
                                                            --------  --------
    Net cash provided by financing activities..............   83,066    86,829
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    4,125   (23,492)
CASH AND CASH EQUIVALENTS, beginning of period.............    2,371    25,681
                                                            --------  --------
CASH AND CASH EQUIVALENTS, end of period................... $  6,496  $  2,189
                                                            ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid............................................. $ 16,981  $  2,365
 Income taxes paid......................................... $ 18,515  $  5,707

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (unaudited)

1. General

   The accompanying unaudited consolidated condensed financial statements of the Company have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the Company has made all adjustments necessary for a fair presentation of the results of the interim periods, and such adjustments consist of only normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company and management's discussion and analysis of financial condition and results of operations included in the Annual Report on Form 10-K/A for the year ended December 31, 1998.

   Certain amounts recorded in the three and nine month periods ended September 30, 1998 and at December 31, 1998 have been reclassified to conform with the current period presentation.

2. Earnings Per Share

   Basic earnings per share have been calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share have been calculated by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive common shares.

   The following table summarizes weighted average shares outstanding for each of the historical periods presented (in thousands):

                                         Three months ended  Nine months ended
                                            September 30,      September 30,
                                         ------------------- -----------------
                                           1999      1998      1999     1998
                                         --------- --------- -------- --------
Shares issued through December 31, 1997
 excluding acquisitions.................    16,629    16,629   16,629   16,629
Shares issued for 1997 acquisitions.....     4,733     4,444    4,733    4,439
Shares issued for 1998 acquisitions.....    12,095     6,576   12,089    4,293
Shares issued for 1999 acquisitions.....     4,609        --    3,163       --
Exercise of stock options...............        50        --       32       --
                                         --------- --------- -------- --------
Weighted average shares outstanding--
 Basic..................................    38,116    27,649   36,646   25,361
Incremental effect of options and
 warrants outstanding...................       319       508      334      420
                                         --------- --------- -------- --------
Weighted average shares outstanding--
 Diluted................................    38,435    28,157   36,980   25,781
                                         ========= ========= ======== ========

   As of September 30, 1999, options to purchase 3.4 million and 2.9 million shares of common stock and warrants to purchase 0.6 million and 0.6 million shares of common stock were not included in the calculation of diluted earnings per share for the three and nine month periods ended September 30, 1999, respectively, because the exercise price of such options and warrants was greater than the average market price of the common shares.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


3. Business Combinations

   During the nine months ended September 30, 1999, the Company completed the acquisition of the 1999 Acquisitions for approximately $159.7 million, which includes cash payments of $95.6 million, $4.1 million in junior subordinated notes, 4.9 million shares of common stock and warrants to purchase approximately 80,000 shares of common stock. Of the total consideration, approximately $5.2 million of cash was due to former owners at September 30, 1999. In connection with these acquisitions, the Company assumed approximately $30.3 million of debt.

   The combined annual 1998 revenues of the 1999 Acquisitions were approximately $365 million. Certain former owners of businesses acquired as part of the 1999 Acquisitions have the ability to receive additional amounts of purchase price, payable in cash and common stock, upon the occurrence of future events.

   Also during the nine months ended September 30, 1999, the Company paid approximately $13.7 million of cash and 0.3 million shares of common stock related to previously recorded amounts due to former shareholders of companies acquired prior to December 31, 1998. Included in these amounts are payments of contingent consideration related to acquisitions prior to December 31, 1998 of approximately $3.0 million in cash and 0.3 million shares of common stock. In addition, the Company reduced amounts due to former shareholders by approximately $1.1 million related to final purchase price settlements.

   The unaudited pro forma data presented below consists of the combined income statement data for GroupMAC and its subsidiaries as if all of the 1998 acquisitions and the 1999 Acquisitions were effective on the first day of the period being reported (in thousands, except for per share amounts).

                                          Pro Forma Data
                                           Three months       Pro Forma Data
                                          Ended September    Nine months Ended
                                                30,            September 30,
                                         ----------------- ---------------------
                                           1999     1998      1999       1998
                                         -------- -------- ---------- ----------
Revenues................................ $442,255 $376,425 $1,214,543 $1,060,501
Net income.............................. $ 14,754 $ 12,771 $   35,080 $   33,884
Net income per share:
  Basic................................. $   0.38 $   0.33 $     0.91 $     0.88
  Diluted............................... $   0.38 $   0.33 $     0.91 $     0.87

   Pro forma adjustments included in the amounts above consist of (i) compensation differentials, (ii) adjustment for goodwill amortization over a period of 40 years, (iii) adjustment for interest expense as if borrowings outstanding as of September 30, 1999 had been outstanding for both the three and nine month periods ended September 30, 1999 and 1998 at interest rates in effect on September 30, 1999, and (iv) adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the acquisitions were outstanding from the beginning of the periods presented.

   The 1999 Acquisitions included in the accompanying financial statements were accounted for under the purchase method of accounting. Purchase price consideration is subject to final adjustment. The allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair values and may be revised as additional information becomes available. Such additional information may include appraisals on property, contingent liabilities of the acquired business, and final settlements related to the acquisition consideration and the net assets acquired. However, the Company does not expect the receipt of this additional information to cause any significant adjustments to the purchase price allocations or amount of goodwill at September 30, 1999.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


4. Commitments and Contingencies

   The Company is involved in various legal actions. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

5. Borrowing Activity

 Revolving Credit Facility

   The Company has a committed credit facility providing for $425 million of borrowing capacity (the "Credit Agreement") and, at September 30, 1999, had outstanding $218.5 million of borrowings under this facility. The Credit Agreement was expanded from $230 million to $425 million during the second quarter of 1999. This facility, which is with a syndicate of banks led by Chase Bank of Texas, National Association, will mature in October 2001. Debt under the Credit Agreement bears interest at variable rates. Under the Credit Agreement, the Company is required to maintain: (1) a minimum Fixed Charge Coverage Ratio; (2) a maximum ratio of total indebtedness for borrowed money to capitalization (as defined in the Credit Agreement); (3) a maximum ratio of senior debt to pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA"); (4) a maximum amount of total indebtedness to EBITDA;
(5) a minimum amount of Consolidated Net Worth (as defined in the Credit Agreement); and (6) a maximum amount of capital expenditures in relation to Consolidated Net Worth. At September 30, 1999, the Company was in compliance with those covenants.

   The Company has paid various underwriting and arrangement fees and closing costs associated with the origination, syndication and expansion of the Credit Agreement. The unamortized portion of these expenses is included as deferred debt issue costs in the accompanying consolidated condensed balance sheets and amounted to approximately $3.3 million and $2.4 million at September 30, 1999 and December 31, 1998, respectively.

 Senior Subordinated Notes

   In January 1999, the Company completed an offering (the "Offering") of $130 million of unsecured senior subordinated notes (the "Notes") bearing interest at 9.75% and maturing in January 2009. The net proceeds of the Offering were used to repay indebtedness incurred under the Credit Agreement. The Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of November 15, 1999, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several.

   The Notes pay interest semi-annually commencing July 15, 1999 and are redeemable at the option of the Company at any time on or after January 15, 2004. Additionally, the Notes' indenture has restrictive covenants or limitations on the payment of dividends, the distribution or redemption of capital stock, the incurrence of debt and the sale of assets.

   The Company entered into an agreement to lock in the ten year U.S. Treasury rate used to price the Offering of the Notes. The Company locked in $100 million at 5.5212%, which management believes is an attractive long-term base rate. This agreement expired on January 31, 1999, and was settled on that date based upon the ten year Treasury yield of 4.648%, resulting in an additional pre-tax financing cost of approximately $6.9 million. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 80, Accounting for Futures Contracts, this agreement qualifies as a hedge and was recognized as deferred debt issue costs.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


   In addition, the Company paid various arrangement fees and closing costs associated with the Offering. The unamortized portion of these expenses, along with the cost of the hedge discussed in the preceding paragraph, is included as deferred debt issue costs in the accompanying consolidated condensed balance sheets and amounted to approximately $10.2 million and $6.9 million at September 30, 1999 and December 31, 1998, respectively.

 Junior Subordinated Notes

   In February 1999, the Company redeemed approximately $16.0 million of junior subordinated notes that had been issued in connection with an acquisition completed in November 1998. The holders of those notes had the right to require redemption upon the issuance of the Notes. The Company paid the redemption price with borrowings under the Credit Agreement. During 1999, the Company issued $4.1 million in junior subordinated notes in connection with the closing of two of the 1999 Acquisitions.

6. Subsequent Event

   On November 3, 1999, the Company and Building One Services Corporation ("BOSC") announced the signing of a definitive agreement to merge the two companies. Under the terms of the merger, each outstanding share of BOSC common stock will be exchanged for 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50% of their shares at $13.50 per share (up to $150 million in the aggregate less amounts paid to purchase certain options previously issued by the Company), subject to pro-ration. If this cash election is fully subscribed, up to approximately 11 million GroupMAC shares (or approximately 29% of its shares currently outstanding) will be cancelled in the merger. The transaction is expected to be tax-free to the shareholders of both companies, except GroupMAC shareholders to the extent of the cash they receive.

   Concurrent with the closing of the merger, an affiliate of Apollo Management IV, L.P. ("Apollo"), a private investment firm, will exchange $105 million of BOSC convertible debt and $150 million of cash for approximately $255 million of GroupMAC convertible redeemable preferred stock. The cash proceeds from the investment will be used to fund the cash election option described above. The Company can defer payment of dividends during the first three years without penalty. The preferred stock will bear a coupon rate of 7.25%, payable on a quarterly basis, and will mature in 2012. The preferred stock will be convertible into GroupMAC common stock at a conversion price of $14.00 per common share.

   The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.

   An underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A. (as Co-Lead Arrangers and Co-Book Managers) to provide a total of $800 million in financing has been received by GroupMAC. It is expected that BOSC's $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

7. Operating Segments

   The Company's reportable segments are strategic business units that offer products and services to two distinct customer groups. They are managed separately because each business requires different operating and marketing strategies.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


   The Company has two reportable segments: commercial/industrial and residential markets. The commercial/industrial segment provides maintenance, repair and replacement services and new installation services in manufacturing and processing facilities, power generation facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings and complexes, retail stores and restaurants, supermarkets and convenience stores. The residential segment provides maintenance, repair and replacement services and new installation services in single family and low-rise multifamily housing units.

   The Company evaluates performance based on income from operations of the respective business units prior to unallocated corporate expenses.

   Other activities include financial data of two operating subsidiaries that provide products and services outside of those performed by the Company's two primary operating segments. Unallocated corporate expenses primarily include
(1) corporate overhead, (2) corporate and operating company management bonuses,
(3) employee benefit plan expenses, and (4) savings from national purchase agreements relating to materials and property/casualty insurance. Assets for the corporate function are included in the "Other" column in the presentation below.

   Segment information for the three and nine month periods ended September 30, 1999 and 1998 was as follows (in thousands):

                          Commercial/Industrial Residential  Other     Total
                          --------------------- ----------- -------  ----------
Three month period ended
 September 30, 1999:
Revenues................        $344,185         $ 92,267   $   400  $  436,852
Operating costs.........         313,572           82,838       360     396,770
                                --------         --------   -------  ----------
Subtotal................          30,613            9,429        40      40,082
Goodwill amortization...           2,795              470        46       3,311
                                --------         --------   -------  ----------
Segment operating
 earnings...............        $ 27,818         $  8,959   $    (6)     36,771
                                ========         ========   =======
Unallocated corporate
 expenses...............                                                 (3,126)
                                                                     ----------
Income from operations..                                             $   33,645
                                                                     ==========
Assets..................        $826,392         $134,516   $41,011  $1,001,919

Three month period ended
 September 30, 1998:
Revenues................        $130,279         $ 80,866   $   522  $  211,667
Operating costs.........         119,338           71,527       476     191,341
                                --------         --------   -------  ----------
Subtotal................          10,941            9,339        46      20,326
Goodwill amortization...           1,108              429        45       1,582
                                --------         --------   -------  ----------
Segment operating
 earnings...............        $  9,833         $  8,910   $     1      18,744
                                ========         ========   =======
Unallocated corporate
 expenses...............                                                 (2,447)
                                                                     ----------
Income from operations..                                             $   16,297
                                                                     ==========

   Maintenance, repair and replacement services represented 59% and 52%, and new installation services represented 41% and 48%, of total revenues for the three months ended September 30, 1999 and 1998, respectively.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)

                          Commercial/Industrial Residential Other    Total
                          --------------------- ----------- ------ ----------
Nine month period ended
 September 30, 1999:
Revenues.................       $870,854         $249,164   $1,453 $1,121,471
Operating costs..........        799,659          225,508    1,164  1,026,331
                                --------         --------   ------ ----------
Subtotal.................         71,195           23,656      289     95,140
Goodwill amortization....          7,662            1,435      137      9,234
                                --------         --------   ------ ----------
Segment operating
 earnings................       $ 63,533         $ 22,221   $  152     85,906
                                ========         ========   ======
Unallocated corporate
 expenses................                                              (6,785)
                                                                   ----------
Income from operations...                                          $   79,121
                                                                   ==========
Nine month period ended
 September 30, 1998:
Revenues.................       $266,641         $209,512   $1,791 $  477,944
Operating costs..........        246,324          187,899    1,641    435,864
                                --------         --------   ------ ----------
Subtotal.................         20,317           21,613      150     42,080
Goodwill amortization....          2,249            1,203      134      3,586
                                --------         --------   ------ ----------
Segment operating
 earnings................       $ 18,068         $ 20,410   $   16     38,494
                                ========         ========   ======
Unallocated corporate
 expenses................                                              (6,175)
                                                                   ----------
Income from operations...                                          $   32,319
                                                                   ==========

   Maintenance, repair and replacement services represented 59% and 49%, and new installation services represented 41% and 51%, of total revenues for the nine months ended September 30, 1999 and 1998, respectively.